UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

May 24, 2007
Date of Report (Date of earliest event reported)

Avantogen Oncology, Inc.
(Exact name of registrant as specified in its charter)

Nevada	33-55254-28	87-0438641
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)

2121 Avenue of the Stars, Suite 2550, Los Angeles, California 90067
(Address of Principal Executive Offices) (Zip Code)

310-277-2077
(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.02. Termination of a Material Definitive Agreement.

As a result of registrant’s decision not to pursue the development and commercialization of one of the products in its portfolio, INOC-005, a new chemical entity to treat prostate cancer, on May 24, 2007, registrant and Prostagenics LLC (“Prostagenics”), the company from which registrant obtained the patent rights to INOC-005, entered into a Termination of Agreement and Releases dated as of May 18, 2007 (the “Agreement”). The Agreement terminated as of April 5, 2007 (the “Effective Date”) that certain Assignment and Assumption Agreement effective March 31, 2005 among registrant, Prostagenics and Gardant Pharmaceuticals, Inc. (the “Assignment Agreement”) pursuant to which Prostagenics assigned to registrant all of its rights and obligations in and under the NYMC License (as defined in the Assignment Agreement) granting Prostagenics an exclusive license covering certain rights relating to the use of 1-nitro-9-alkylamino acridine derivatives and 1-nitroacridine/tumor inhibitor compositions for the treatment of cancer, along with certain Prostagenics Confidential Information and agreements with consultants related to such rights. As of the Effective Date of the Agreement, all rights granted under the Assignment Agreement to, and all obligations assumed under the Assignment Agreement by, registrant reverted to Prostagenics. Pursuant to the Agreement, Prostagenics and registrant also exchanged mutual general releases related to all claims arising out of the Assignment Agreement.

The Agreement is filed as Exhibit 10.1 to this Form 8-K and is incorporated into this Item 1.02 by reference. The foregoing description of such document does not purport to be complete and is qualified in its entirety by reference to the full text of such document.

Section 9 - Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is filed with this report:

10.1 Termination of Agreement and Releases dated as of May 18, 2007 between Prostagenics LLC and Avantogen Oncology, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Avantogen Oncology, Inc.

By:	/s/ Angela Bronow Davanzo
Angela Bronow Davanzo
Chief Financial Officer

Date: May 31, 2007

EXHIBIT INDEX

10.1 Termination of Agreement and Releases dated as of May 18, 2007 between Prostagenics LLC and Avantogen Oncology, Inc.